July 27, 2021

Buffalo Funds
c/o Kornitzer Capital Management, Inc.
5420 West 61st Place
Mission, Kansas 66205

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated September 28, 2007 regarding the sale of Investor Class shares (formerly undesignated) of the Buffalo International Fund, our opinion dated July 30, 2008 regarding the sale of Investor Class shares (formerly undesignated) of the Buffalo Flexible Income Fund (f/k/a Buffalo Balanced Fund), the Buffalo High Yield Fund, the Buffalo Large Cap Fund, the Buffalo Small Cap Fund and the Buffalo Growth Fund (f/k/a Buffalo USA Global Bond Fund), our opinion dated November 28, 2012 regarding the sale of Investor Class shares (formerly undesignated) of the Buffalo Dividend Focus Fund and our opinion dated June 24, 2019 regarding the sale of Institutional Class shares of the Buffalo Discovery Fund, Buffalo Dividend Focus Fund, Buffalo Early Stage Growth Fund (f/k/a Buffalo Emerging Opportunities Fund), Buffalo Flexible Income Fund, Buffalo Growth Fund, Buffalo High Yield Fund, Buffalo International Fund, Buffalo Large Cap Fund, Buffalo Mid Cap Fund and Buffalo Small Cap Fund, all series of Buffalo Funds. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

25663527.1